Exhibit 99.1

FORM OF

UNITY BANCORP, INC.

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO SHAREHOLDERS

OF UNITY BANCORP, INC.

, 2014

To Shareholders:

This letter is being distributed by Unity Bancorp, Inc. (the “Company”) to all holders of record (the “Recordholders”) of shares of Company common stock, no par value per share (the “Common Stock”), at 5:00 p.m., local time, on                    (the “Record Date”), in connection with the rights offering (the “Rights Offering”) of non-transferable subscription rights (the :Rights”) to subscribe for the purchase of shares of Common Stock. The Rights and Common Stock are described in the offering prospectus dated                         , 2014 (the “Prospectus”). In the Rights Offering, the Company is offering an aggregate of 760,163 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00p.m., local time, on             , 2014 unless extended (as it may be extended, the “Expiration Time”). In no event will the Expiration Time be extended beyond       , 2014. As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock owned on the Record Date. For every ten (10) rights, your basic subscription right gives you the opportunity to purchase one (1) share of our Common Stock (the “Basic Subscription Right”) at the cash price of $           per full share (the “Subscription Price”). For example, if you owned 100 shares of Common Stock as of the Record Date, you would receive 100 Rights and would have the right to purchase 10 shares of Common Stock for the Subscription Price.

If you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Right, you may also exercise the Follow-On Offering (the “Follow-On Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our shareholders through the exercise of their Basic Subscription Right (the “Unsubscribed Shares”). If, however, Follow-On requests exceed the number of shares of common stock available, we will allocate the available shares of common stock at the discretion of the Board.

You will be required to submit payment in full for all the shares you wish to buy with your Follow-On Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Follow-On Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you, assuming that no shareholder other than you has purchased any shares of Common Stock pursuant to their Basic Subscription Right. Fractional shares of Common Stock resulting from the exercise of the Follow-On Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The Company can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Follow-On Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy your exercise of the Follow-On Privilege if all of the shareholders exercise their Basic Subscription Rights in full, and we will only honor a Follow-On Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Rights.

•                  To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Follow-On Privilege is less than the amount you actually paid in connection with exercise of the Follow-On Privilege, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

•                  To the extent the amount you actually paid in connection with the exercise of the Follow-On Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Follow-On Privilege, you will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Follow-On Privilege.

Enclosed are copies of the following documents:

1. Prospectus;

2. Rights Certificate;

3. A return envelope addressed to Registrar and Transfer Company, the subscription Agent; and

4. An IRS Form W-9

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Follow-On Privilege, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time. A Recordholder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained by contacting Registrar and Transfer Company at (800) 368-5948 or via e-mail at info@rtco.com. Any questions or requests for assistance concerning the rights offering should be directed to Registrar and Transfer Company.

Very truly yours,

UNITY BANCORP, INC.

By:
Name: James A. Hughes
Title: President & CEO

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALLCONSTITUTE YOU OR ANY PERSON AS AN AGENT OF UNITY BANCORP, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.